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FORUM FINANCIAL GROUP
Two Portland Square, Portland, Maine 04101 Telephone 207/879-1900 Facsimile 207/879-6050


                                                     March 18, 1998

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         RE:      Memorial Funds - CIK No.: 0001045701
                  Request for Withdrawal of Amendment to Registration Statement
                    on Form N-1A/A.
                  File Nos.: 333-41461; 811-08529

Ladies and Gentlemen:

Today, March 18, 1998, we submitted Pre-Effective Amendment No. 4 on behalf of Memorial Funds (the "Registrant") under the submission header N-1A/A, accession number 0001004402-98-000190. The purpose of this filing was to correct the signature page which had been filed with incorrect information in Pre-Effective Amendment No. 3, accession number 0001004402-98-000178, filed under the Securities Act of 1933, and Pre-Effective Amendment No. 3, accession number
0001004402-98-000182, filed under the Investment Company Act of 1940, as amended.

"Pre-Effective Amendment No. 4" as filed under submission header N-1A/A should have been "Post Effective Amendment No. 1"under the submission header 485BPOS to include the corrected signature page.

Pursuant to Rule 477(a) under the Securities  Act of 1933, I am requesting  that
the   Registrant's    Pre-Effective    Amendment   No.   4,   accession   number
0001004402-98-000190 be withdrawn from the Commission's records.

                                                     Sincerely,

                                                     /s/ Diane L. Gates

                                                     Diane L. Gates
                                                     Regulatory Filings Manager

cc:  Keith O'Connell